Exhibit (32)

Section 1350 Certifications

Pursuant to 18 U.S.C. Section 1350, each of the undersigned officers of Ecolab Inc. does hereby certify that:

(a)                                  the Quarterly Report on Form 10-Q of Ecolab Inc. for the quarter ended September 30, 2007 (the “Report”) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(b)                                 information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of Ecolab Inc.

Dated:	November 2, 2007	/s/ Douglas M. Baker, Jr.
Douglas M. Baker, Jr.
Chairman of the Board,
President and Chief Executive Officer

Dated:	November 2, 2007	/s/ Steven L. Fritze
Steven L. Fritze
Executive Vice President and
Chief Financial Officer